Exhibit 99.01

PRESS RELEASE

Scripps sells Shop At Home TV stations

For immediate release	(NYSE: SSP)
Sept. 26, 2006

CINCINNATI – The E. W. Scripps Company has reached an agreement to sell the five Shop At Home-affiliated broadcast television stations it owns to Multicultural Television Broadcasting LLC for $170 million.

Multicultural Television, based in New York City, is acquiring WMFP-TV in Boston; WOAC-TV in Cleveland; WRAY-TV in Raleigh-Durham, N.C.; WSAH-TV in Bridgeport, Conn.; and KCNS-TV in San Francisco. The transaction is expected to be completed over the next nine months pending license transfers and other approvals by the Federal Communications Commission.

The sale of the television stations follows the decision by Scripps earlier this year to divest Shop At Home. In June, Scripps sold the Shop At Home television network, including its Nashville studios and other assets, to Jewelry Television for $17 million.

Multicultural Television Broadcasting is a newly formed limited liability company created by Multicultural Radio Broadcasting Inc, a leading multi-ethnic media company with radio stations, cable and satellite television operations, and printed publications serving consumers in more than 22 languages.

The E. W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

and

Sean Kim, Multicultural Radio Broadcasting Inc., 212-966-1059

Email: seank@mrbi.net